SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934




          Date of Report (Date of earliest event reported) May 7, 1999




                              QUALITY STORES, INC.
               (Exact name of registrant as specified in charter)



  Delaware                       0-24902                   42-1425562
  (State or other             (Commission file             (IRS employer
  jurisdiction of                number)                   identification no.)
  incorporation)



                     455 E. Ellis Road, Muskegon, MI 49443
              (Address of principal executive offices) (Zip code)



       Registrant's telephone number, including area code: (616) 798-8787




                      Central Tractor Farm & Country, Inc.
                              3915 Delaware Avenue
                           Des Moines, Iowa 50316-0330
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2. Acquisition or Disposition of Assets.

        On May 7, 1999, the Registrant acquired Quality Stores, Inc. ("Quality Stores") in a transaction in which Quality Stores was merged with and into the Registrant (the "Merger"). In connection with the Merger, the former shareholders and option holders of Quality Stores received, in the aggregate, $111.5 million in cash and 792,430 shares of common stock of the Registrant's parent company ("Holding"). In connection with the Merger, the Registrant also repaid approximately $42.1 million in debt owed by Quality Stores.

        Quality Stores, based in Muskegon, Michigan, had a strong presence in Michigan and Ohio and, at the time of the Merger, operated a chain of 114 stores, with annual sales of approximately $525 million, which offer merchandise oriented to farm and country living, including animal care products, farm and ranch supplies, workwear, and lawn and garden products. In connection with the Merger, the Registrant changed its name from "Central Tractor Farm & Country, Inc." to "Quality Stores, Inc." and relocated its headquarters to Muskegon, Michigan. The Registrant will continue to operate stores primarily under the Central Tractor Farm & Country, Country General and Quality Farm & Fleet names.

        The non-cash portion of the Merger consideration was contributed to the Registrant by Holding. The Registrant funded the cash portion of the Merger consideration and various fees and expenses associated with the Merger from funds drawn under an amendment and restatement of the Registrant's Credit
Agreement with Fleet National Bank, as administrative agent for the banks, financial institutions and other institutional lenders party thereto (the "Credit Facility"). Among other things, the amendment and restatement of the Credit Facility increased the aggregate principal amount of the facility from $150,000,000 to $320,000,000, consisting of a $220,000,000 term loan facility and a $100,000,000 revolving credit facility.

        Following the transaction, which will be accounted for as a purchase, J.W. Childs and affiliates own 41.4% of the common stock of Holding (which will continue to own 100% of the common stock of the Registrant), Fenway Partners and affiliates own 21.6%, former Quality Stores shareholders own 30.8% and other shareholders own 6.2%. Pursuant to the stockholders agreement among the various Holding shareholders, J.W. Childs and affiliates will continue to have the right to designate a majority of the directors of Holding and will also continue to have a so-called "drag-along" right to cause all shareholders to join J.W. Childs and affiliates in disposing of all of their common stock and/or options to acquire common stock of Holding.

Item 5. Other Events.

        In connection with the Merger, the Board of Directors of the Registrant was expanded to 14 members, including the existing 11 members of the Registrant's board, plus David C. Bliss, Alan L. Fansler and John L. Hilt, three directors nominated by Quality Stores' shareholders. James T. McKitrick, who served as President and Chief Executive Officer of Central Tractor Farm & Country prior to the Merger, will serve as President and Chief Executive Officer of the Registrant. David Bliss, who served as Quality Stores' Chairman and Chief Executive Officer prior to the Merger, will serve as Chairman of the Registrant.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired.

        The Registrant expects to file the required financial statements of Quality Stores, Inc. by amendment to this report on or before July 21, 1999.

(b) Pro Forma Financial Information.

        The Registrant expects to file the required pro forma financial information relating to its acquisition of Quality Stores, Inc. by amendment to this report on or before July 21, 1999.


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



(c) Exhibits.

        The following documents are filed as exhibits to this report:

Exhibit No.     Description

2.1 Agreement and Plan of Reorganization, dated as of March 27, 1999, among CT Holding, Inc., Central Tractor Farm & Country, Inc. and Quality Stores, Inc.

99.1           Second Amended and Restated Credit Agreement,  dated as of May 7,
               1999.

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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              QUALITY STORES, INC.



                              By: /s/ James F. Hurley
                                  James F. Hurley
                                  Senior Vice President of Finance and Chief
                                  Financial Officer
Date: May 21, 1999


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